NEWS RELEASE

SUNEDISON ACQUIRES A 50% OWNERSHIP STAKE IN
SILVER RIDGE POWER JOINT VENTURE

Maryland Heights, Mo., July 3, 2014 – SunEdison, Inc. (NYSE: SUNE), a leading solar technology manufacturer and solar energy services provider, completed its acquisition of a 50% ownership stake in Silver Ridge Power, LLC (“SRP”) from a subsidiary of The AES Corporation for approximately $178.6 million in cash, after giving effect to certain pre-closing adjustments to the initial purchase price pursuant to the provisions of the acquisition agreement. Through its ownership in the SRP joint venture, SunEdison now owns a 50% interest in (i) 336 MW of solar power plant operating projects, including the 266 MW Mt. Signal solar project in California, and (ii) a 40% interest in the Tenaska Imperial Solar Energy Center West 183 MW solar power facility to be completed in 2016. The other 50% of the outstanding limited liability company interests of SRP remain held by an affiliate of Riverstone Holdings LLC (“Riverstone”). SunEdison will provide operations and management (O&M) and asset management for SRP’s entire projects portfolio.

In addition and as previously announced, following completion of the Tenaska Imperial Solar Energy Center West project in 2016, and subject to customary closing conditions and receipt of regulatory approvals, SunEdison expects to acquire Riverstone’s share of SRP’s interest in Tenaska Imperial Solar Energy Center West project.

“SRP’s strong operating projects further enhance our growing renewable energy portfolio,” said Ahmad Chatila, CEO of SunEdison. “We are looking forward to working with Riverstone, our joint venture partner in SRP, to unlock value from SRP’s operating projects and projects in development.”

About SunEdison

SunEdison is a global leader in transforming how energy is generated, distributed and owned. SunEdison manufactures solar technology and develops, finances, installs and operates distributed solar power plants, delivering predictably priced electricity and services to its residential, commercial, government and utility customers.  SunEdison also provides 24/7 asset management, monitoring and reporting services for hundreds of solar systems worldwide via the company's Renewable Operation Center (ROC). SunEdison has offices in North America, Europe, Latin America, Africa and Asia. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.”

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the expected monetization and/or development of SRP’s assets. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. SunEdison expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Media: Gordon Handelsman Senior Director, Brand and Corporate Communication Direct: (650) 632-6120 Investors/Analysts: Chris Chaney Director, Investor Relations Direct: (636) 474-5226